EX-99.e.1.iii

Delaware Distributors, L.P.
100 Independence, 610 Market Street
Philadelphia, PA 19106-2354

January 22, 2021

Delaware Group Equity Funds IV
100 Independence, 610 Market Street
Philadelphia, PA 19106-2354

Re:	Expense Limitation

Ladies and Gentlemen:

By our execution of this letter agreement (the “Agreement”), intending to be legally bound hereby, Delaware Distributors, L.P. (the “Distributor”) agrees that in order to improve the performance of the Delaware Limited Duration Bond Fund (the “Fund”), a series of Delaware Group Equity Funds IV, the Distributor shall waive a portion of the Rule 12b-1 (distribution) fees for the Fund’s Class A shares so that the Class A shares’ Rule 12b-1 (distribution) fees will not exceed 0.15% of average daily net assets for the period from January 28, 2021 through January 31, 2022.

The Distributor acknowledges that it shall not be entitled to collect on, or make a claim for, waived fees at any time in the future.

Delaware Distributors, L.P.

By:	/s/ Brett Wright
	Name:	Brett Wright
	Title:	President

Your signature below acknowledges
acceptance of this Agreement:

Delaware Group Equity Funds IV

By:	/s/ Shawn K. Lytle
	Name:	Shawn K. Lytle
	Title:	President & Chief Executive Officer
	Date:	January 22, 2021